LEASE
     This Lease (“Lease”) is entered into as of October 25th, 2006, by and between 7007 PALMETTO INVESTMENTS, LLC., a Florida limited liability company, whose post office address is 1500 San Remo Avenue, Suite 251, Coral Gables, Florida 33146 (“Landlord”), and SBS MIAMI BROADCAST CENTER, INC., a Delaware corporation, whose post office address is 2601 S. Bayshore Drive, PH 2, Miami, Florida 33133 (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord, as seller, and Spanish Broadcasting System, Inc., (“SBS”) as buyer, entered into that Agreement for Purchase and Sale dated August 24, 2006, as the same has been amended and assigned to Tenant by that Assignment and Assumption of Agreement of even date herewith (collectively, the “Agreement”), for the purchase and sale of the Property (as such term is defined in Section 1.2 of the Agreement); the parties acknowledge and agree that the term “Premises” as used herein shall have the same meaning as the term “Property” as set forth in the Agreement; and
     WHEREAS, the Agreement provides that if it has not been terminated on or before the expiration of the Due Diligence Period (as such term is defined in the Agreement), and provided that certain other conditions have been satisfied as described in the Agreement, then Landlord and Tenant shall enter into a “triple net” lease to allow Tenant to take possession and occupy the Premises upon the expiration of the Due Diligence Period and prior to Closing (as such tem is defined in the Agreement);
     WHEREAS, the Due Diligence Period is set to expire simultaneously with the execution of this Lease, and all other conditions prerequisite to the occupancy of the Premises before Closing as provided in the Agreement have been satisfied or waived.
     NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth in the Agreement, Landlord and Tenant agree as follows:
1. Recitals. The foregoing recitals are true and complete and are by this reference incorporated herein.
2. Definitions. The following terms used in this Lease shall have the meanings set forth below. Initially capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.
     (a) Base Rent: $5,166.67 per month (calculated based upon $1.00 per square foot of building space per year; i.e. 62,000 sq. feet) plus Florida sales tax.
     (b) Brokers: See Paragraph 20 below.
     (c) Commencement Date: October 25, 2006.
     (d) Rent Commencement Date: November 25, 2006

     (e) Expiration Date: The Closing Date (as such term is defined in the Agreement), or the date of earlier termination if sooner terminated pursuant to the terms of this Lease or the Agreement.
     (e) Security Deposit: NONE.
3. Lease. Landlord leases to Tenant the Premises, and Tenant leases the Premises from Landlord, subject to the terms and conditions of this Lease. Tenant accepts the Premises in their “AS IS” condition, “with all faults,” and otherwise as in the condition described in Section 19 of the Agreement, which Agreement is by this reference incorporated herein. The Lease term (“Lease Term”) shall begin on the Commencement Date and end on the Expiration Date.
4. Use. Tenant shall use the Premises only for office purposes and any other lawful purposes. Tenant covenants that its use and occupation of the Premises shall be in compliance with all statutes, codes, rules, regulations, ordinances, orders, judgments, decrees, writs, permits, certificates, licenses, or other authorizations, directions or requirements of any federal, state, county, municipal, or other government or governmental instrumentality having jurisdiction or authority over Landlord, Tenant, and/or all or any part of the Premises (“Legal Requirements”). Tenant further covenants that it shall not cause the Premises to be used to generate, manufacture, dispose, transfer, produce, or process Hazardous Materials (as such term is defined below), except in compliance with Legal Requirements, nor cause a release of Hazardous Materials onto the Premises; Tenant shall comply with all applicable Legal Requirements related to Hazardous Materials. As used herein, “Hazardous Materials” are defined as any flammable explosives, radioactive materials, oil or petroleum products and their by products, asbestos, polychlorobiphenyls, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials as defined under or regulated by any Legal Requirements, including, without limitation, the following statutes and the regulations promulgated under their authority: (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.); (b) the Hazardous Materials Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.); and (c) the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. §§ 6901 et seq.).
5. Rent. From and after the Rent Commencement Date, Tenant shall pay the Base Rent and all sums payable under this Lease when due, without notice or demand, with applicable taxes thereon, to Landlord at 1500 San Remo Avenue, Suite 251, Coral Gables, Florida 33146, or at such other address as Landlord shall duly notify Tenant in writing. From and after December 1, 2006 (the “First Payment Date”), Base Rent is payable monthly in advance on or before the first of each calendar month during the Lease Term (prorated for partial months, if any). From and after the Rent Commencement Date, all costs and expenses that Tenant assumes or agrees to pay pursuant to this Lease shall be treated as additional rent (“Additional Rent”) and, in the event of nonpayment thereof, Landlord shall have all the rights and remedies provided in this Lease or otherwise provide by law. Except as expressly provided in this Lease or in the Agreement, Tenant shall have no right of set-off, counterclaim, abatement or reduction with respect to the payment of Rent, Additional Rent or any other payments due hereunder. The payment due on the First Payment Date shall include the Base Rent and Additional Rent attributable to the period between the Rent Commencement Date and the First Payment Date.
6. Net Net Net Lease. This is a triple net Lease and from and after the Rent Commencement Date, Landlord shall not be obligated to pay any charge whatsoever relating to the Premises, except as provided herein. From the Commencement Date through the Rent

Commencement Date, Tenant shall not be obligated to pay any charge whatsoever relating to the Premises.
          (a) Without intending to limit the foregoing, and subject to subparagraphs (b) and (c) below, Tenant hereby covenants to pay directly and be responsible for the timely payment and discharge of the following amounts from the Rent Commencement Date through the expiration of the Lease Term: (i) all taxes and assessments imposed or levied upon the Premises, or any portion thereof, (ii) all operating expenses of the Premises (including, without limitation, all charges for water, sewer, electricity and all other utilities, as well as for janitorial, landscaping and other contracted services), (iii) all maintenance expenses relating to the Premises (including, without limitation, all charges for labor, services and materials used in connection with any improvements, repairs or replacements made or to be made to the Premises), and (iv) all premium payments and other costs of insurance required to be maintained by Tenant pursuant to this Lease (including, without limitation, half of all deductibles payable related to any claim for insurance proceeds, provided, however, that Tenant shall be responsible for paying all the deductible payable (on any claim) up to an amount equal to fifty percent (50%) of the maximum deductible payable under Landlord’s insurance coverage (that is, 50% of $337,150.00) before Landlord shall be obligated to pay the balance, if any, of the deductible payable); provided, however, that in no event shall Tenant be responsible for making any debt service or other payments under the Existing Loan or any capital repairs or improvements to the Premises. The Landlord acknowledges and agrees that it shall be responsible for the timely payment of all debt service or other payments under the Existing Loan.
     (b) Further, however, and again without intending to limit the foregoing, from the Rent Commencement date through the expiration of the Lease Term Tenant shall pay a prorated share of the estimated 2006 real estate taxes monthly, in an amount equal to one twelfth (1/12) of the 2005 taxes, taking into account the maximum allowable discount for early payment, to be paid to Landlord together with the Base Rent. Within ten (10) days following the date the Landlord receives the 2006 tax bill for the Premises, the Landlord shall calculate the Tenant’s proportionate share of the 2006 taxes due from the Rent Commencement Date through December 31, 2006 taking into account the maximum allowable discount for early payment and the monthly payments already made by Tenant in accordance with the preceding sentence, and Landlord shall thereafter provide Tenant with written notice thereof showing the excess amount, if any (the “Reconciliation Amount”), due from Tenant and the calculations used to come up with the Reconciliation Amount. Tenant shall pay Landlord the Reconciliation Amount within ten (10) days following its receipt of the written notice setting forth such amount and Landlord shall thereafter pay the 2006 taxes prior to its delinquency. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that following the time that Tenant pays the Reconciliation Amount to Landlord, Tenant shall no longer be responsible for paying any additional amounts to Landlord in accordance with this paragraph 6(b).
     (c) Further, however, and again without intending to limit the foregoing, Tenant acknowledges and understands that Landlord has already obtained and paid for a policy or policies of commercial liability, casualty/property insurance coverage for the Premises. Accordingly, from the Rent Commencement Date through the expiration of the Lease Term, Tenant shall be responsible for paying to Landlord together with Base Rent an amount equal to $10,160.00 per month, which is the prorated share of the insurance premium paid by Landlord. Further, in the event that the Tenant terminates any of the insurance policies in accordance with the provisions of paragraph 8 below, Tenant shall be responsible for paying to Landlord at such time as the same becomes due, a prorated share of the remaining “minimum earned premium”, if any, due with respect to such terminated insurance policies (by way of clarification only, in the event that the policies contain a six month “minimum earned premium” equal to $60,000, the Rent Commencement Date is two months into the term of the insurance policy and Tenant terminates the insurance policy two months later, the Tenant would owe Landlord the amount by which $40,000 (representing four of the six months of the minimum earned premium) exceeds the regular monthly installments of insurance premium provided above).
Notwithstanding anything contained in this Section 6 to the contrary, Landlord shall be responsible for the payment of all sales taxes due and payable on installments of real estate taxes and insurance premiums paid to Landlord by Tenant during the Lease Term pursuant to this Section 6. The provisions of the foregoing sentence shall survive the expiration or earlier termination of this Lease.
7. Condition of Premises. Tenant shall be permitted to make alterations, improvements, other physical changes which materially alter the condition of the Premises, (collectively “Alterations”) with (i) Landlord’s prior consent, which Landlord shall not unreasonably withhold, condition or delay, and (ii) the prior consent of Landlord’s mortgage lender, Great Florida Bank (the “Bank”), solely to the extent required under the Existing Loan Documents. Notwithstanding anything to the contrary contained herein, neither the Landlord nor the Bank shall be required to consent to any alterations, improvements or other physical changes which do not materially alter the condition of the Premises. All Alterations shall be made with all applicable Legal Requirements, and Tenant shall hold Landlord harmless from and shall indemnify Landlord and Landlord’s employees and other agents against any and all losses, liabilities, claims, damages or expenses (including reasonable attorney’s fees) for any injury or damage to any person or property (including damage to the environment) arising directly or indirectly from construction undertaken at the Premises without the appropriate governmental permit or authorization. Landlord and Landlord’s employees and other agents shall have the right, but not the obligation, upon reasonable prior written notice to Tenant, and at reasonable times, to enter upon and pass through the Premises from time to time in order to examine the Premises. In the event of an emergency, Landlord and Landlord’s agents shall have the right, but not the obligation, without any notice to Tenant, to take such actions, whether on or off the Premises, as Landlord shall deem appropriate to respond to the emergency. Tenant shall maintain the Premises in substantially the same condition as at the beginning of the Term, and subject to any Alterations made pursuant to this paragraph 7, ordinary wear and tear and casualty and condemnation excepted.
8. Insurance. Tenant and Landlord acknowledge and understand that Landlord has already obtained and paid for a policy or policies of commercial liability, casualty/windstorm/property insurance coverage for the Premises, which policy shall name Landlord, any mortgagee or fee owner, and Tenant as insureds as their interests may appear, and shall otherwise comply with the requirements of this paragraph 8, the Agreement, and the Existing Loan Documents. In the event that Tenant notifies Landlord that it desires to maintain its own insurance coverage, then, Tenant shall obtain and maintain during the Lease Term, at its own cost and expense, the same or, solely to the extent elected by Tenant in its sole and absolute discretion, better insurance coverage, and shall pay the costs of the initial and all renewal premiums therefor. Such insurance shall name Landlord, any mortgagee or fee owner, and Tenant as insureds as their interests may appear, shall otherwise comply with the requirements of this paragraph 8 and the Agreement, and shall be subject to the prior written approval of the Bank.
     Solely to the extent Tenant obtains its own insurance in accordance with the preceding paragraph, Tenant shall deliver to Landlord certificates of the required insurance and thereafter copies of renewals as required and the certificate shall provide that thirty (30) days notice shall be given to Landlord and the Bank in the event of cancellation, material change, alteration or amendment of the policy.
     During the Lease Term, Tenant or Landlord, as applicable, shall deliver to the other party certificates of the original and all renewal policies for the approval of the other party not less than thirty (30) days prior to the expiration dates of the expiring policies. The required certificates of insurance shall state that these policies are endorsed to indicate that the policies are primary, without right of contribution from any insurance which may be carried by the other party. Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, employees, agents and representatives of the other, on account of loss or damage occasioned to such waiving party of its property or the property of others under its control to the extent that such loss or damage is insured against under the insurance policies required hereunder. The insuring party or parties hereunder shall upon obtaining the policies of insurance required under this lease, give written notice to their insurance carrier(s) that the foregoing mutual waiver of subrogation is contained in this Lease. In addition, the insuring party or parties under this Lease shall upon request, provide reasonably satisfactory evidence of such notice to their insurance carrier(s).
9. Indemnification. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify and save harmless Landlord, Landlord’s parent and affiliated companies, and their successors and assigns, from and against any and all losses, liabilities, claims, damages or expenses (including reasonable attorney’s fees) for any injury or damage to any person or property (including damage to the environment) arising directly or indirectly from (i) Tenant’s use or occupancy of the Premises, (ii) the conduct of Tenant’s business or any activity, work or thing done, permitted or suffered by Tenant, its agents, employees or contractors in or about the Premises or elsewhere, (iii) the use, storage, disposal, or release of any Hazardous Materials or any other contaminant in, on or under the Premises caused by Tenant, its agents, employees or contractors, (iv) any breach or default in the performance of any obligation on Tenant’s part to be performed under this Lease, or (v) the acts or omissions of Tenant, its agents, employees or contractors; provided, however, that Tenant’s indemnity shall not be applicable if such injury or damage is covered by insurance maintained by Landlord hereunder. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury or death to persons, in, upon or about the Premises arising from any cause and Tenant hereby waives all claims in respect thereof against Landlord. The obligations of the Tenant under this paragraph shall survive the expiration or earlier termination of this Lease. Landlord shall not be responsible or liable for any damage or injury occurring on the Premises, unless due to Landlord’s gross negligence or willful misconduct.
     Landlord hereby agrees to defend (with counsel reasonably acceptable to Tenant), indemnify and save harmless Tenant, Tenant’s parent and affiliated companies, and their successors and assigns, from and against any and all losses, liabilities, claims, damages or expenses (including reasonable attorney’s fees) incurred by Tenant as a result of (i) any violations of law with respect to the condition of the Premises prior to the Commencement Date (unless such condition has been caused by Buyer in undertaking its due diligence efforts during the Due Diligence Period), or (ii) Landlord’s gross negligence or willful misconduct.
10. Construction Liens. Landlord’s interest in the Premises shall not be subject to liens for improvements made by Tenant. No act or omission of Tenant shall give any person the right to file a construction or other lien against such interest without Landlord’s prior written consent. Landlord shall not be liable for any work performed or to be performed on, or for any materials furnished or to be furnished at, the Premises for Tenant or any subtenant, and no construction, mechanic’s or other lien for such work or materials shall attach to any interest of Landlord in the

Premises. If, in connection with any work being performed for Tenant or any subtenant, or in connection with any materials being furnished to Tenant or any subtenant, any lien or charge shall be filed or made against the Premises or Landlord’s interest in the Premises, then Tenant, at Tenant’s cost and expense, shall cause such lien or charge to be cancelled and discharged of record before the expiration or earlier termination of this Lease. Landlord agrees to execute any and all applications for governmental permits and authorizations required in connection with Tenant’s proposed construction at the Premises (except relative to zoning changes or variances of any kind whatsoever); provided always, however, that none of the obligations of Landlord relative to such matters shall involve any expense to Landlord. The obligations of Tenant under this paragraph shall survive the expiration, or earlier termination, of this Lease.
11. Condemnation. In the event of condemnation of all or any part of the Premises, this Lease shall terminate in the event the Tenant / Buyer elects to terminate the Agreement in accordance with the provisions of Section 17.1 of the Agreement. In the event the Tenant / Buyer elects not to terminate the Agreement, the Lease shall remain in full force and effect and Rent shall be abated in proportion to the portion of the Premises taken.
12. Damage or Destruction. In the event of damage to or destruction of any portion of the Premises, this Lease shall terminate in the event the Tenant / Buyer is entitled to and elects to terminate the Agreement in accordance with the provisions of Section 17.2 of the Agreement. In the event the Tenant / Buyer is not entitled to terminate the Agreement or elects not to terminate the Agreement, the Lease shall remain in full force and effect and Rent shall be abated in proportion to that area of the Premises damaged.
13. Default; Remedies; Cross-Default.
     (a) A default under this Lease (“Event of Default”) by Tenant shall occur if any payment to be made under this Lease is not made within ten (10) days of its due date or if any non-monetary obligation of Tenant is not timely performed within thirty (30) days after notice of such default (but if Tenant is unable to complete such cure of a non-monetary obligation within said time, then there shall not be an Event of Default provided Tenant shall have commenced such cure of such non-monetary obligation within said thirty days, and continues to diligently pursue such cure).
     (b) If there is an Event of Default by Tenant, Landlord, at Landlord’s option, may terminate this Lease and re-enter the Premises and remove all persons and property from the Premises, by summary proceedings or by any other suitable action or proceeding at law, or otherwise. If Landlord elects to terminate this Lease, Tenant shall quit and peacefully surrender the Premises to Landlord, without any payment by Landlord for doing so, on or before the effective date of termination, and all Rent shall be paid up to the effective date of termination, together with such expenses, including reasonable attorneys’ fees, and costs as Landlord shall incur in connection with such termination. Landlord shall have as Landlord’s absolute property, any sums collected by Landlord upon reletting the Premises after Landlord shall resume possession of the Premises. Nothing herein shall or is intended to waive any and all remedies that are or would otherwise be available to Landlord, at law or in equity, or under the Agreement in the event of a default by Tenant under this Lease.
     (c) If there is an Event of Default by Landlord which shall not be cured within ten (10) days of written notice from Tenant (but if Landlord is unable to complete a cure within said time, then there shall not be an Event of Default provided Landlord shall have commenced such cure within said ten days, and continues to diligently pursue completion of the cure), then Tenant may exercise such remedies as may be available in law or in equity or under the Agreement.
     (d) The occurrence of an Event of Default under this Lease shall be a default under the Agreement, and the occurrence of a default under the Agreement shall be an Event of Default under this Lease, it being the intention of Landlord and Tenant to cross default this Lease and the Agreement so that a default (beyond any applicable notice and cure periods) under one shall be a default under the other.
The foregoing remedies are cumulative and in addition to those remedies available to the parties hereunder under the Agreement.
14. Termination of Lease. This Lease will terminate upon the consummation of the Closing (as such term is defined in the Agreement) on the Closing Date in accordance with the terms and conditions of the Agreement unless (a) this Lease is sooner terminated pursuant to its terms or (b) the Agreement is terminated in accordance with its terms.
15. Assignment/Subletting. Tenant may not assign its rights under this Lease or any interest therein, or mortgage pledge, encumber, or otherwise transfer this Lease, or Tenant’s rights under it, with respect to all or any portion of the Premises to any person or entity, without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion; provided, however, that no consent shall be needed with respect to any transfer by Tenant to an entity in which the majority of the controlling or managing ownership interests are owned by Tenant or by the principal owners of Tenant or by joint venture arrangement in which Tenant is a principal member. Tenant shall promptly notify Landlord of any such assignment and shall provide to Landlord with such notification a copy of the assignment agreement. No assignment by Tenant of any of its rights or obligations under this Agreement relieves Tenant of any of its obligations under this Lease unless Landlord expressly agrees to such release in writing. Any purported assignment in violation of the terms of this Lease shall be void. Subject to the foregoing, this Lease is binding on and inures to the benefit of the successors-in-interest and assigns of each party to this Lease. Any transfer of Tenant’s interest in this Lease by operation of law, whether voluntarily or involuntarily, shall be construed as an “assignment” prohibited under this Lease pursuant to the foregoing.
16. Quiet Enjoyment. Except as set forth in paragraphs 11 and 12 of this Lease, Tenant’s quiet enjoyment of the Premises during the Lease Term shall not be disturbed by any act of Landlord, or anyone acting through or under Landlord, as long as Tenant shall not have caused an Event of Default.
17. Surrender. If the Closing under the Agreement does not occur, then Tenant shall, upon the date of termination of the Agreement or upon any earlier termination of this Lease, surrender and deliver up the Premises and the Personal Property, together with keys and combinations, to Landlord in substantially the same condition and repair as existed on the commencement of this Lease, subject to ordinary wear and tear, casualty and condemnation and Alterations made in accordance with paragraph 7 of this Lease. Further, if Landlord considers the Premises or the Personal Property in need of restoration to the condition and repair as existed on the Commencement Date, subject to ordinary wear and tear, casualty and condemnation and Alterations made in accordance with paragraph 7 of this Lease, Landlord shall provide written notice to Tenant, and Tenant shall promptly commence and diligently pursue to completion said restoration and repair, and pay for all associated costs. Tenant may but shall not be obligated to remove all of Tenant’s personal property. All Tenant’s personal property left upon the Premises at the time of such surrender shall be deemed to have been abandoned. If Tenant does not immediately surrender the Premises and the Personal Property to Landlord at the end of the Lease Term, then Tenant shall pay to Landlord one hundred fifty percent of the amount of the Rent payable by Tenant for the last month of the Term for each month or portion thereof that Tenant holds over, subject to a one-month period in which the Rent shall remain the prior Base Rent.
18. Subordination and Attornment. This Lease shall be subject and subordinated at all times to any mortgages, deeds of trust or any lease under the terms of which Landlord obtains its right of possession of the Premises now existing or hereafter encumbering the Premises, without the necessity of having further instruments executed by the Tenant to effect such subordination. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver upon demand such further instruments evidencing such subordination of this Lease as may be requested by Landlord. In addition, if at any time prior to the termination of this Lease, the rights of Landlord shall be acquired by operation of assignment, succession, foreclosure, deed-in-lieu, etc., Tenant agrees, if requested by a party named above, to execute an attornment agreement, and thereupon, completely attorn to and recognize such person as Tenant’s Landlord under the Lease.
19. Estoppel Letter. At any time and from time to time during the Term, within ten (10) days after written request by Landlord, Tenant will execute, acknowledge, and deliver to Landlord and its designees, a certificate which states (a) that this Lease is unmodified and in full force and effect, or if there have been modifications, that this Lease is in full force and effect as modified, and identifying the modification agreements; (b) the date to which the Rent has been paid; (c) the nature and extent of any existing default by either party as to which a notice has been given to the other party; (d) whether or not there are any setoffs, defenses, or counterclaims against enforcement of the obligations to be performed under this Lease existing in favor of Tenant; and (e) other matters which Landlord may reasonably request.
20. Brokers. If a claim for brokerage or similar fees in connection with this transaction is made by any broker, agent, salesman, or finder other than the Brokers (as such term is defined in the Agreement) claiming to have dealt through or on behalf of one of the parties to this Lease, then such party shall indemnify, defend, and hold harmless the other party from all liabilities, damages, claims, costs, fees, and expenses (including reasonable attorneys’ fees) with respect to such claim for brokerage. The provisions of this paragraph shall survive the expiration or termination of this Lease. The brokers receiving a commission from Tenant related to the purchase of the Premises by Tenant from Landlord have agreed that they shall not be due any other sums related to this Lease, and Landlord and Tenant are relying on such agreement.
21. Notice. Each notice shall be deemed to have been given if given in the manner and delivered to the parties and at the addresses described in the Agreement.
22. Authority. Each party represents to the other that it has full legal right, power, and authority to enter into, execute, and perform this Lease.
23. No Waiver. No waiver by Landlord or Tenant of any breach by the other of any term or condition of this Lease, and no failure by Landlord or Tenant to exercise any right or remedy in respect of any such breach, shall constitute a waiver or relinquishment for the future, or bar any right or remedy in respect of, any other breach of the same or another term or condition of this Lease. No payment by Tenant or receipt of payment by Landlord of an amount less than the full amount then due Landlord under this Lease shall be construed as anything other than a partial payment of such sum then due and owing. No endorsement or statement on any check or letter or any form of payment or accompanying document shall be deemed to be an accord and satisfaction or other form of settlement; Landlord may accept any such payment without prejudice to its rights to recover the balance of sums due and owing under this Lease or to pursue any other remedy permitted under this Lease.
24. Survival. All obligations of Landlord or Tenant which are or may be intended by their nature to be performed and/or complied with after the expiration or earlier termination of this Lease shall survive such expiration or termination. Express provisions in this Lease which require or permit survival in specific instances, or as to specific obligations, shall not be deemed a limitation upon the generality of this survival clause.
25. Invalidity. Every provision of this Lease shall be valid and be enforced to the fullest extent permitted by law. If any provision of this Lease, or the application of such provision to any person or circumstance, shall be determined by appropriate judicial authority to be illegal, invalid, or unenforceable to any extent, such provision shall, only to such extent, be deemed stricken from this Lease as if never included. The remainder of this Lease, and the application of such provision to persons or circumstances other than those as to which such provision is held illegal, invalid, or unenforceable, shall not be affected.
26. Agreement Governs Conflict. It is agreed by Landlord and Tenant that, to the extent that the language contained in this Lease is in conflict with any of the language contained in the Agreement, such language in this Lease is superseded by the language contained in the Agreement, which shall govern and control the interpretation thereof.
27. Miscellaneous. The captions and headings contained in this Lease are for convenience and reference only, shall not be deemed to be a part of this Lease or construed as limiting, amplifying, or modifying in any manner the provisions of this Lease, and shall not otherwise affect the interpretation of this Lease. Whenever the context of any provision of this Lease so requires, pronouns of any gender shall include the other genders, words in the singular shall include the plural, and words in the plural shall include the singular. This Lease may be executed and delivered in two or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one instrument. Facsimile signatures shall be deemed originals, but upon request of either party originally executed counterparts shall be promptly delivered to the other party. The parties shall take all such actions and execute all such documents as may be necessary to carry out the purposes of this Lease, whether or not specifically provided for in this Lease. Time is of the essence as to all terms of this Lease.
This Lease shall be construed and governed in accordance with the laws of the State of Florida without application of conflict of law principles. All of the parties to this Lease have participated fully in its negotiation and preparation; accordingly, this Lease shall not be more strictly construed against any one of the parties. Neither Landlord nor Tenant shall be deemed, in any way or for any purpose, to have become, by the execution of this Lease or any of the provisions of this Lease, or any action taken under this Lease, a partner of the other, in the other’s business or otherwise, or a member of any joint enterprise or venture with the other.
This Lease contains the sole and entire agreement, and supersedes all other prior written or oral agreements, between the parties with respect to the subject matter of this Lease. This Lease may be changed, amended, or modified only by an agreement in writing signed by the party against whom such change, amendment, or modification is sought to be enforced. The terms and conditions of this Lease shall bind the parties and their respective successors and assigns, and shall inure to the benefit of the parties and their respective permitted successors and assigns. Any waiver of rights by either party shall be deemed not only to be a waiver of such rights by such party but also a waiver of such rights for and on behalf of such party’s successors and assigns.
28. Radon. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.
29. Attorney’s Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Lease may recover from the unsuccessful party all costs, expenses, and actual attorney’s fees (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney’s fees.
30. Jury Waiver. IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT THEY SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER LANDLORD OR TENANT AGAINST THE OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, AND/OR TENANT’S USE OF OR OCCUPANCY OF THE PREMISES.
31. Waiver of Lien for Payment of Rent. Landlord hereby waives its statutory lien under Section 83.08, Florida Statutes.
[signatures on next page]

WITNESSES:	LANDLORD:

7007 Palmetto Investments, LLC,
a Florida limited liability company

	By:	/s/ Jose I. Juncadella

	Name:	Jose I. Juncadella

	Title:	Manager

[SEAL]

TENANT:

SBS MIAMI BROADCAST CENTER, INC., a Delaware corporation

	By:	/s/ Raul Alarcon

	Name:	Raul Alarcon

	Title:	President & CEO

[SEAL]

     The following brokers join in this instrument for the purpose of acknowledging the provisions of paragraph 20.

Fairchild Partners, Inc.		CB Richard Ellis, Inc.

By:		By:	/s/ Scott Sime

	Jose I. Juncadella	Name:	Scott Sime

	President	Title:	Managing Diretor

/s/ Antonio Puente
Antonio Puente, Agent of CB Richard
Ellis, Inc.